Exhibit 99.2

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of the 29th day of May  2014, by and between the person or entity listed as seller on the signature pages hereto (the “Seller”) and the person or entity whose name appears on the signature pages hereto as purchaser (the “Purchaser”).

WITNESSETH:

WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller,  Seventy Five Thousand (75,000) shares of Series B Preferred Stock  (the “Shares”), on and subject to the terms of this Agreement;

WHEREAS, the Seller is the record or beneficial owner of shares of Series B Preferred Stock, par value $0.001 per share (the “Common Stock”), of Thinspace Technology, Inc., a Delaware corporation (the “Company”); and

          NOW, THEREFORE, the parties hereto hereby agree as follows:

2. Closing.

Sale of the Shares. Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, covenants and agreements contained in this Agreement, the Seller shall sell the Shares to the Purchaser, and the Purchaser shall purchase the Shares from the Seller, for a purchase price of One Hundred Twenty Seven Thousand Dollars ($127,000) (the “Purchase Price”).

(i) The purchase and sale of the Shares shall take place at a closing (the “Closing”), to be determined when the seller delivers the stock certificate, together with duly executed power, to the Purchaser and the Purchaser shall pay to the Seller the Purchase Price for the Shares by wire transfer of immediately available funds to the Seller.

(ii) The Purchaser agrees to be bound, effective upon the Closing, by the terms of the Agreement, dated on or about May 29, 2014, between the Company and the Seller.

(iii) At and at any time after the Closing, the parties shall duly execute, acknowledge and deliver all such further assignments, conveyances, instruments and documents, and shall take such other action consistent with the terms of this Agreement to carry out the transactions contemplated by this Agreement.

(iv) All representations, covenants and warranties of the Purchaser and Seller contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though the same had been made on and as of such date.

3. Representations and Warranties of the Purchaser. The Purchaser hereby makes the following represents and warranties to the Seller:

(a) Purchaser has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and otherwise to carry out its obligations hereunder. No consent, approval or agreement of any individual or entity is required to be obtained by the Purchaser in connection with the execution and performance by the Purchaser of this Agreement or the execution and performance by the Purchaser of any agreements, instruments or other obligations entered into in connection with this Agreement.

(b) Purchaser represents and warrants that no person is entitled to receive a finder’s fee from Seller in connection with this Agreement as a result of any action taken by the Purchaser pursuant to this Agreement, and agrees to indemnify and hold harmless the Seller, its employees, and affiliates, in the event of a breach of the representation and warranty. This representation and warranty shall survive the Closing.

(c) Purchaser acknowledges it understands that the Shares are restricted securities within the meaning of Rule 144 under the Securities Act of 1933, as amended, and may not be sold except pursuant to registration under the Securities Act or an available exemption therefrom.

(d) Purchaser is an accredited investor as defined under Regulation D under the Securities Act.

4. Representations and Warranties of the Seller. Seller hereby makes the following representations and warranties to the Purchaser, which may be relied on by any subsequent purchasers of the Purchaser’s capital stock and their counsel:

(a) Seller owns the Shares free and clear of all any and all liens, claims, encumbrances, preemptive rights, right of first refusal and adverse interests of any kind.

(b) Seller has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and otherwise to carry out Seller’s obligations hereunder. No consent, approval or agreement of any individual or entity is required to be obtained by the Seller in connection with the execution and performance by the Seller of this Agreement or the execution and performance by the Seller of any agreements, instruments or other obligations entered into in connection with this Agreement.

5. Termination by Mutual Agreement. This Agreement may be terminated prior to Closing at any time by mutual consent of the parties hereto, provided that such consent to terminate is in writing and is signed by all of the parties hereto.

6. Miscellaneous.

(a) Entire Agreement. This Agreement constitutes the entire agreement of the parties, superseding and terminating any and all prior or contemporaneous oral and written agreements, understandings or letters of intent between or among the parties with respect to the subject matter of this Agreement. No part of this Agreement may be modified or amended, nor may any right be waived, except by a written instrument which expressly refers to this Agreement, states that it is a modification or amendment of this Agreement and is signed by the parties to this Agreement, or, in the case of waiver, by the party granting the waiver. No course of conduct or dealing or trade usage or custom and no course of performance shall be relied on or referred to by any party to contradict, explain or supplement any provision of this Agreement, it being acknowledged by the parties to this Agreement that this Agreement is intended to be, and is, the complete and exclusive statement of the Agreement with respect to its subject matter. Any waiver shall be limited to the express terms thereof and shall not be construed as a waiver of any other provisions or the same provisions at any other time or under any other circumstances.

 (b) Severability. If any section, term or provision of this Agreement shall to any extent be held or determined to be invalid or unenforceable, the remaining sections, terms and provisions shall nevertheless continue in full force and effect.

 (c) Notices. All notices provided for in this Agreement shall be in writing signed by the party giving such notice, and delivered personally or sent by overnight courier, mail or messenger against receipt thereof or sent by registered or certified mail, return receipt requested, or by facsimile transmission or similar means of communication if receipt is confirmed or if transmission of such notice is confirmed by mail as provided in this Section 6(c). Notices shall be deemed to have been received on the date of personal delivery or telecopy or attempted delivery.

(d) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida applicable to agreements executed and to be performed wholly within such State, without regard to any principles of conflicts of law. Each of the parties hereby irrevocably consents and agrees that any legal or equitable action or proceeding arising under or in connection with this Agreement shall be brought in the federal or state courts located in Florida by execution and delivery of this Agreement, irrevocably submits to and accepts the jurisdiction of said courts, (iii) waives any defense that such court is not a convenient forum, and (iv) consent to any service of process made either (x) in the manner set forth in Section 6(c) of this Agreement (other than by telecopier), or (y) any other method of service permitted by law.

(e) Waiver of Jury Trial. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN THE EVENT OF ANY SUIT, ACTION OR PROCEEDING TO ENFORCE THIS AGREEMENT OR ANY OTHER ACTION OR PROCEEDING WHICH MAY ARISE OUT OF OR IN ANY WAY BE CONNECTED WITH THIS AGREEMENT OR ANY OF THE OTHER DOCUMENTS.

(f) Parties to Pay Own Expenses. Each of the parties to this Agreement shall be responsible and liable for its own expenses incurred in connection with the preparation of this Agreement, the consummation of the transactions contemplated by this Agreement and related expenses.

(g) Successors. This Agreement shall be binding upon the parties and their respective heirs, executors, administrators, legal representatives, successors and assigns; provided, however, that neither party may assign this Agreement or any of its rights under this Agreement without the prior written consent of the other party.

(h) Further Assurances. Each party to this Agreement agrees, without cost or expense to any other party, to deliver or cause to be delivered such other documents and instruments as may be reasonably requested by any other party to this Agreement in order to carry out more fully the provisions of, and to consummate the transaction contemplated by, this Agreement.

(i) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(j) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties with the advice of counsel to express their mutual intent, and no rules of strict construction will be applied against any party.

(k) Headings. The headings in the Sections of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.

(l) Legal Representation. Each party hereto acknowledges that it has been represented by independent legal counsel in the preparation of the Agreement. Each party recognizes and acknowledges that counsel to the Company has represented other shareholders of the Company and may, in the future, represent others in connection with various legal matters and each party waives any conflicts of interest and other allegations that it has not been represented by its own counsel.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

/s/ Michael Brodsky

SELLER:
Thalia Woods Management, Inc.
President: Michael Brodsky
560 Peoples Plaza #325-F
Newark, DE 19702

/s/ Samuel Oshana

PURCHASER:
IBC FUNDS LLC
Managing Member: Samuel Oshana
PO Box 547231
Surfside, FL 33154
Number of Shares being bought: 75,000
Purchase Amount: $127,000

Addendum No. 1 to Stock Purchase Agreement

This Addendum No. 1 to Stock Purchase Agreement, dated June 12, 2014, between Thalia Woods Management, Inc. (“Thalia Woods”) and IBC Funds LLC (“IBC Funds”), is to confirm that IBC Funds, as the Purchaser under the Stock Purchase Agreement, dated May 29, 2014, between Thalia Woods and IBC Funds, will be bound by the terms of the Forbearance of Thalia Woods Management, Inc., dated December 31, 2013, between Thalia Woods and Thinspace Technology, Inc.

Thalia Woods Management, Inc.

/s/ Michael Brodsky
By:	Michael Brodsky, President

IBC Funds LLC

/s/ Samuel Oshana
By:	Samuel Oshana, Managing Member

Acknowledged and Agreed:

Thinspace Technology, Inc.

/s/ Jay Christopher Bautista
By:	Jay Christopher Bautista
Chief Executive Officer